CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in this Registration Statement under the Securities Act of 1933 (Form N-1A) of Hood River International Opportunity Fund, a series of shares of beneficial interest in Manager Directed Portfolios, filed with the Securities and Exchange Commission.

/s/ BBD, LLP
BBD, LLP

Philadelphia, Pennsylvania
September 27, 2021